Exhibit 14.1

CODE OF EMPLOYEE

BUSINESS CONDUCT AND ETHICS

Effective: December 2, 2008

INTRODUCTION

It always has been and continues to be the intent of CONSOL Energy Inc. ("CONSOL") and its subsidiary companies (together with CONSOL, the "Company") that all who conduct business on behalf of the Company maintain the highest ethical and legal standards in conducting such business. The essence of this Code of Business Conduct (the "Code"), which has been adopted by CONSOL and each of its subsidiaries, is that each employee will conduct all Company business with integrity, in compliance with applicable laws, and in a manner that excludes considerations of personal advantage.

This Code applies to all executives and other officers, employees, consultants, independent contractors and agents (collectively, “employees”) of the Company (including, specifically, CONSOL’s principal executive officer and its principal financial officer). Only the Board of Directors or an authorized Committee of the Board may grant waivers of this Code for executive officers.

If employees have any questions regarding acceptable conduct or the interpretation of this Code, or if they are in doubt about the best course of action in a particular situation, it is their responsibility to seek clarification from their line management or, if necessary, from CONSOL's Legal or HR Department or Internal Auditing management.

1. PAYMENTS BY AND TO THE COMPANY AND ITS EMPLOYEES

A. GIFTS, FAVORS, AND ENTERTAINMENT

(i) GENERALLY

Gifts, favors, and entertainment may be provided to others at Company expense or for the benefit of the Company or its employees in their capacity as employees only if they meet all of the following criteria:

•	They are consistent with customary business practices,

•	They are not excessive in value and cannot be construed as a bribe, pay-off or kickback,

•	They are not in contravention of applicable law or ethical standards, and

•	Public disclosure of the facts will embarrass neither the Company nor the employee.

(ii) HONEST LEADERSHIP AND OPEN GOVERNMENT ACT OF 2007 (“HLOGA”)

HLOGA significantly limits the offering of gifts and travel to Members, officers and employees of either House of Congress by organizations such as CONSOL that employ federal lobbyists. Similar restrictions apply to the giving of gifts to Federal executive branch officials under the Ethics in Government Act of 1978. All employees of CONSOL are subject to these new restrictions and CONSOL must certify twice each year that its employees understand and have not violated the Congressional gift/travel rules. In order to comply with these federal requirements, no gift, meal or anything else of value may be provided unless it is clearly allowed under federal gift/travel rules. Any questions or concerns about HLOGA should be brought to the attention of CONSOL’s Legal Department.

(iii) RECORDS AND DOCUMENTATION

Accounting records and supporting documentation reflecting gifts, favors, and entertainment to others must be accurately stated, including appropriate, clear and descriptive text. Departments are encouraged to establish policies and procedures for approval in advance of gifts, favors, or entertainment of unusual monetary value (U.S. tax law limits the deduction for business gifts per recipient per year).

B. PAYMENTS TO GOVERNMENT EMPLOYEES

Payments to Government personnel to facilitate the rendition of services are prohibited. However, the Company does not prohibit customary expediting payments, properly recorded in the Company’s books, which are not excessive in amount, if and only if:

•	The making of such payments does not violate the applicable laws of any country and is an established, well-recognized practice in the applicable country;

•	The action to be facilitated by the payment is essentially of an administrative nature (such as obtaining customs clearances,

visas, and work permits) to which the Company is clearly entitled;

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The payment does not violate the provisions of the U.S. Foreign Corrupt Practices Act which prohibits (among other things) direct or indirect gifts or payments to foreign government officials for the purpose of securing business or influencing official action;

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The payment to be made is not for expediting (1) any decision by government personnel whether, or on what terms, to award new business to or to continue business with any particular party, or (2) any action taken by government personnel involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

The form or manner of payment is irrelevant in determining whether a payment is permissible.

In case of doubt as to the legality of any payment, gift, favor, or entertainment proposed to be given by or on behalf of the Company, a CONSOL Legal Department representative should be consulted in advance of commitment.

C. PAYMENTS RELATED TO SALES

In connection with sales by the Company, commissions, rebates, discounts, credits, and allowances should be paid or granted only by the Company on whose books the related sale is recorded, and such payments should:

•	Bear a reasonable relationship to the value of goods delivered or services rendered,

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Be by check or bank transfer to the specific business entity with whom the agreement is made or to whom the original related sales invoice was issued-not to individual officers, employees or agents of such entity, or to a related business entity,

•	Be made only in the country of the entity’s place of business, and

•	Be supported by documentation that is complete and that clearly defines the nature and purpose of the transaction.

Agreements for the Company to pay commissions, rebates, credits, discounts, or allowances should be in writing; however, when this is not feasible, the payment arrangement should be supported by an explanatory memorandum for the file prepared by the approving department and reviewed by the CONSOL Legal Department.

The intent of the above policy applicable to the payment or granting of commissions, rebates, discounts, credits and allowances in connection with sales by the Company is to avoid illegal or unethical payments, or establishing an environment where these may inadvertently be made. The business world is complex, however, and there may be unusual situations in apparent conflict with one or more of the policy guidelines. Such situations may nevertheless be acceptable business practice and warrant an exception. Any such exceptions, including those arising outside the United States and its territories, should be reviewed with the CONSOL Treasury and Legal Departments. In all cases, however, CONSOL Internal Auditing must be informed in advance. There must be no falsification, misrepresentation, or deliberate overbilling reflected in any document (including invoices, consular documents, letter of credits, etc.) involved in the transaction. This includes suppression or omission of documents or of information in the documents, or deliberate misdirection of documents.

D. PAYMENTS RELATED TO PURCHASES

In connection with Company purchases of goods and services, including commissions related thereto, payments shall:

•	Bear a reasonable relationship to the value of goods received or services rendered,

•	Be by check or bank transfer to the specific business entity that provided the goods or services – not to individual officers, employees or agents of such entity, or to a related business entity,

•	Be made only in the country of the entity’s place of business, and

•	Be supported by documentation that is complete and that clearly defines the nature and purpose of the transaction.

All such payments shall be consistent with corporate and trade practice.

Payments for goods and services purchased by the Company are otherwise subject to the same considerations noted above in the procedures with respect to payment of commissions, etc., in connection with sales by the Company. Payments for goods and services made in the country in which the product was delivered or service rendered by the vendor are not, per se, considered subject to special review or a requirement for a written request for payment from an officer of the payee unless circumstances suggest the manner of payment might be illegal or unethical.

E. GIFTS AND PAYMENTS TO EMPLOYEES

Employees shall neither seek nor accept for themselves or others any gifts, favors, or entertainment without a legitimate business purpose, nor seek or accept loans (other than conventional loans at market rates from lending institutions) from any person or business organization that does or seeks to do business with, or is a competitor of, the Company. In the application of this policy:

•	Employees may accept for themselves and members of their families common courtesies usually associated with customary business practices.

•	An especially strict standard is expected with respect to gifts, services, discounts, entertainment, or considerations of any kind from suppliers.

•	It is never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount.

In certain situations, refusal of personal gifts, favors, or entertainment (because, for example, they have a value substantially in excess of customary business practices) can result in awkward business situations. The propriety of employees accepting such favors or entertainment or keeping such valuable gifts for personal use versus turning them over to the Company, donating them to a charity or other disposition should be discussed in each case with the employee’s management and documented.

2. CONFLICTS OF INTEREST

Employees should avoid any situation that involves or may involve a conflict between their personal interests and the Company’s interests. As in all other facets of their duties, employees dealing with customers, suppliers, contractors, competitors or any persons doing or seeking to do business with the Company are to act in the best interests of the Company to the exclusion of considerations of personal preference or advantage. Each employee shall make prompt and full disclosure in writing to his department management of a prospective situation that may involve a conflict of interest. This includes:

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Ownership by an employee or, to the employee’s knowledge, by a member of the employee’s family of a significant financial interest* in any outside enterprise which does or seeks to do business with or is a competitor of the Company.

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Serving as a director, officer, partner, consultant, or in a managerial position with, or employment in a technical capacity by, any outside enterprise which does or is seeking to do business with or is a competitor of the Company.

•	Acting as broker, finder, go-between, or otherwise for the benefit of a third party in transactions involving or potentially involving the Company or its interests.

•	Any other arrangement or circumstances, including family or other personal relationships which might dissuade the employee from acting in the best interest of the Company.

All information disclosed to management as required by this policy shall be treated confidentially, except to the extent necessary to protect the Company’s interests.

The key to review of potential conflicts is whether the employee’s duties for the Company, or those of his subordinates, require making

* As a minimum standard, a “significant” financial interest exists in an outside enterprise if:

(a) the direct or indirect aggregate interest of an employee and family members is more than 2 percent of any class of the outstanding securities of the outside enterprise (in the case of a public company ownership may be up to 5%),

(b) an employee or an immediate family member is an officer, general partner or a trustee of the outside enterprise, or

(c) the employee's direct or indirect aggregate interest represents more than 5 percent of the total assets or gross income of such employee.

In questions of conflict of interest, the term “family” should be interpreted broadly.

decisions that could be influenced by the interest reported. Other considerations include, but are not limited to whether or not:

•	The outside interest does business or competes with the employee’s department, division, or site.

•	The employee has an active, managerial, or decision-making role in the outside interest.

•	The employee has access to Company information potentially useful to the outside interest.

•	Public disclosure of the facts will embarrass the Company.

Conflicts of interest involving real estate, coal, oil and gas leases, and mineral interests are particularly sensitive. All employees are prohibited from competing with the Company in its real estate acquisition or exploration activities, or using Company information or equipment to enable them to profit, either directly or indirectly, through the acquisition of mineral leases, royalty or mineral interests, or real property for the purpose of obtaining royalty or mineral interests.

3. SERVICE IN OUTSIDE ORGANIZATIONS

Employees should not accept a directorship with any for-profit corporation without the prior specific approval of the General Counsel of the Company. Employees should ensure their participation or service to other organizations, be they civic, charitable, corporate, governmental, public, private, or non-profit in nature, do not (a) materially detract from or interfere with the full and timely performance of their services to the Company, or (b) create possible conflicts of interest as to the Company.

4. BUSINESS INFORMATION PROTECTION

All Company employees shall ensure the proper handling, protection and disposal of business information. Every employee is responsible for compliance. In addition, supervisory employees are responsible for compliance by their subordinate employees and non-employees under their supervision. Business information is a valuable resource to the Company. Improperly handled or disclosed business information (whether intentional or inadvertent), may result in financial damage to the Company; a diminution of our competitiveness; exposure of the Company, its officers, and its directors to legal liability; or otherwise adversely affect shareholders or other stakeholders of the Company. The primary purpose of this policy is to ensure that employees and others understand the need to protect business information; provide guidance in the proper handling of business information; prevent the unauthorized disclosure; or the loss of business information; and notify employees and others of the possible consequences of failure to comply with this policy.

To this end, employees shall not:

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Give or release, without proper authority, to anyone not employed by the Company, or to another employee who has no need for information, data or information of a confidential nature obtained while in the Company’s employment. This information includes but is not limited to materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company.

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Use nonpublic information obtained while in the Company’s employment (including information about customers, suppliers, or competitors) for the profit of the employee or other person or company. This includes, but is not limited to, taking advantage of such information by (1) trading or providing information for others to trade in securities, (2) acquiring a real estate interest of any kind, including but not limited to plant or office sites or adjacent properties, (3) acquiring (or acquiring options to obtain) interests in coal, oil and gas leases, royalties, minerals, or real property for the purpose of obtaining mineral or royalty interests, or any interest in coal, oil or gas production or profits from the same, or (4) retaining Company documents or using for any purpose or revealing to anyone else Company business practices, confidential information or trade secrets after leaving the Company’s employment.

Employees shall, upon termination of their employment, return to the Company all memoranda, books, papers, plans, information, letters and other data, including electronic files, and all copies thereof or therefrom, which in any way relate to the business of the Company, except that employees may retain personal notes, notebooks and diaries.

Improper use of sensitive inside information can be significantly inhibited by careful control and restriction of access to such information. Employees who handle particularly sensitive inside information, and who may not have the background to understand the legal and corporate implications of the misuse of such information, should be periodically advised of corporate policy and the severe legal penalties that can be associated with misuse of inside information. It is important to remember that these obligations continue even though a person is no longer employed by the Company.

5. FAIR DEALING

Every employee shall deal honestly and fairly with the Company’s directors, officers, employees, customers, suppliers, and competitors, and shall not take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair dealing practices.

6. INSIDER TRADING

If any employee has material nonpublic information relating to the Company, neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage (directly or indirectly, or for another person's benefit) of that information. Further, if an employee acquires material, non-public information regarding other companies, including the Company’s customers or suppliers during the course of their employment, neither they nor any related person may buy or sell securities of the other company or engage in any other action to take advantage (directly or indirectly, or for another person's benefit) of that information. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Employees should refer to the Statement of Policy on Securities Trades by Company employees for further information.

7. ELECTRONIC INFORMATION

The use of the Company’s computer information systems and the Company data transmitted and/or stored electronically are assets requiring unique protection. Standards for Electronic Information Security have been adopted and are available through line management or CONSOL’s Information Systems & Technology Department. Each employee is responsible for compliance with the standards and related procedures. Additionally, employees are required by law to read and comply with the license agreements associated with the computer software they acquire.

8. COMPLIANCE WITH THE LAW

All employees are expected to comply with all applicable laws, rules and regulations including, but not limited to, the following:

A. ANTITRUST LAWS

The Company’s activities are subject to federal and state antitrust laws. In general, those laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products. Care must be exercised to ensure that any activities with representatives of other companies are not viewed as a violation of any antitrust law. Actions taken by the Company without cooperation of competitors may also be illegal if they are intended to or tend to create monopoly power. Because of the complexity of antitrust laws, the advice of CONSOL’s Legal Department should be sought on all questions regarding this subject.

B. ANTIBOYCOTT LAWS

Antiboycott laws prohibit participation in, or cooperation with, international boycotts which U.S. law does not sanction. For example, it is a violation of U.S. law to refrain from doing business with boycotted countries or blacklisted persons, or to furnish information about business relationships of a U.S. person with such countries or persons. The mere receipt of a request to engage in any such boycotting activity becomes a reportable event by law. Such requests should be brought to the attention of CONSOL’s Legal Department.

C. ENVIRONMENTAL AND SAFETY AND HEALTH LAWS

It is the Company’s policy to conduct all operations in such a manner as to protect and preserve the environment and the health and safety of employees. To that end, the Company’s policy is that all operations shall be conducted in full compliance with all applicable state and federal environmental and health and safety laws and regulations. These laws and regulations affect work practices at all Company sites and the impact of our operations on the air, land and water. Employees must be scrupulous in the observance of applicable laws and regulations to avoid risks to the health and safety of employees and to the environment. The advice of line and staff environmental specialists and CONSOL’s Legal Department in these areas should be utilized as needed.

D. EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

(i) EQUAL EMPLOYMENT OPPORTUNITY

It is the Company’s policy to provide equal opportunity for all qualified persons without regard to race, color, religion, age, sex, handicap, disability, marital status, national origin, or veteran status. This applies to, but is not limited to hiring, placement, upgrading, demotion, transfers, recruitment or recruitment advertising, layoff or termination, rate of pay or other forms of compensation, selection for training, and all other aspects of employment.

(ii) HARASSMENT

Sexual harassment or abuse of others (employees and non-employees) in the workplace by employees is prohibited and will not be tolerated. Additionally management will not condone affronts to the dignity of any employee, male or female, whether under the guise of initiating new employees to the workforce or otherwise. It is everyone’s responsibility to maintain a proper workplace for all employees. If employees have any questions or concerns in the area of equal employment opportunity, they should bring them to the immediate attention of their supervisor or CONSOL’s Legal Department.

9. POLITICAL CONTRIBUTIONS

Employees shall not make a contribution of any Company funds, property or services to any political party or committee, domestic or foreign, or to any candidate for or holder of any office of any government — national, state, local, or foreign. This policy does not preclude (1) the operation of a political action committee under applicable laws (2) Company contributions, where lawful, to support or oppose public referenda or similar ballot issues, or (3) Company political contributions, where lawful and reviewed in advance by CONSOL's head of Government Affairs and approved in writing by the President and CEO of CONSOL who will advise the appropriate Boards of Directors. No direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual.

This policy is not intended to affect the rights of officers, employees, and agents of the Company to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived exclusively from that individual’s personal funds or time and in no way was compensated directly or indirectly by the Company.

10. TRAVEL AND ENTERTAINMENT

Travel and entertainment should be consistent with the needs of the Company’s business. Employees are expected to exercise good judgment, travel on Company business in a cost-efficient manner, adhere to normal safety requirements, and promptly report any expenditures incurred. The Company’s intent is that an employee neither loses nor gains financially as a result of business travel and entertainment. Detailed instructions related to business travel are documented in the Travel and Entertainment Expense Policy and Procedures Manual.

Employees who approve travel and entertainment expense reports are responsible for the propriety and reasonableness of expenditures, for ensuring that expense reports of their subordinates are submitted promptly, and that receipts and explanations properly support reported expenses.

11. ACCOUNTING STANDARDS AND DOCUMENTATION

It is the Company’s policy to comply with all financial reporting and accounting regulations applicable to the Corporation. All accounts and records shall be documented in a manner that:

•	Clearly describes and identifies the true nature of business transactions, assets, liabilities, or equity, and

•	Properly and timely classifies and records entries on the books of account in conformity with generally accepted accounting principles.

No record, entry, or document shall be false, distorted, misleading, misdirected, deliberately incomplete, or suppressed.

The Company has established internal control standards and procedures to ensure that assets are protected and properly used and that financial reports are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls.

Improper accounting and documentation are not only contrary to the Company policy but also may be in violation of the accounting provisions of the U.S. Foreign Corrupt Practices Act of 1977, the Public Company Accounting and Investor Protections Act of 2002 or other laws or regulations, potentially involving personal liability, both civil and criminal, as well as sanctions against the Company.

If any employee has concerns or complaints regarding accounting or auditing matters of the Company, then he or she shall submit those concerns or complaints to the Chair of the Audit Committee of the Board of Directors promptly.

12. PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness, and waste of assets have a direct impact on the Company’s profitability. In general, all Company assets should be used only for legitimate business purposes. Occasional, nominal personal use of the Company's assets is permissible. The Company may, in its discretion, request reimbursement for the direct costs associated with such use.

Although the Company recognizes that nominal personal use of Company assets may be appropriate, the Company's intellectual and proprietary information, software applications, product plans, documentation of business systems and other business data are only to be used for authorized business purposes.

13. CORPORATE OPPORTUNITIES

All employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. An employee shall not: (a) receive or seek to receive a benefit from opportunities that are discovered or developed through his or her involvement with the Company (including without limitation, his or her use of the Company’s property or information, or his or her position); (b) using corporate property, information or position for personal gain; or (c) compete with the Company, directly or indirectly, for business opportunities

14. ANNUAL REPORTING

The Company conducts an annual review of employee compliance with the Code by surveying management personnel and other employees who have significant influence or approval authorization over the areas included in the Code, or who have access to significant confidential or proprietary information.

Annually CONSOL’s Internal Auditing conducts an independent review of the Company’s survey process. The results of this review will be presented annually by Internal Auditing to CONSOL’s Audit Committee.

15. COMPLIANCE

Employees are expected to comply with this Code and underlying policies and procedures. Strict adherence to these standards will protect the Company and its employees from criticism, litigation or embarrassment that might result from alleged or real conflicts of interest or unethical practices. Violations of this Code are grounds for disciplinary action up to and including discharge and possible legal prosecution.

Employees should report apparent violations of this Code through their line organization, CONSOL’s Legal Department, Internal Audit or, if they prefer, to the CONSOL Ethics and Compliance Hotline by calling 1-800-544-8024. This is a toll-free service that is available 24 hours a day, 365 days of the year and, though not intended as a substitute for speaking directly to management, is an option that allows you to report illegal or unethical behavior or activity anonymously. The Company will not allow retaliation for reports made in good faith.

16. WAIVERS AND EXCEPTIONS

Waivers or exceptions to this Code must conform with applicable law and regulation and be approved by the Chief Financial Officer or the General Counsel, or in the case of executive officers by the Board of Directors of the Company. Exceptions or waivers will be granted only after full disclosure of all material facts and, in the case of executive officers, will be promptly disclosed to the extent required by law or regulation.

17. OTHER POLICIES

Nothing in this Code is intended to alter other legal rights and obligations of the Company or its employees (such as “at will” employment arrangements.)